MASTER DISTRIBUTION AND SHAREHOLDER SERVICES PLAN
                                       of
                   TWENTIETH CENTURY CAPITAL PORTFOLIOS, INC.
                        TWENTIETH CENTURY INVESTORS, INC.
               TWENTIETH CENTURY STRATEGIC ASSET ALLOCATIONS, INC.
                     TWENTIETH CENTURY WORLD INVESTORS, INC.
                                  Advisor Class


         WHEREAS, each of the above named corporations (the "Issuers") is an open-ended, management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

         WHEREAS, the common stock of the Issuers are currently divided into a number of separate series of shares, or funds, each corresponding to a distinct portfolio of securities; and

         WHEREAS, pursuant to Rule 18f-3 of the 1940 Act, the Issuers' Boards of Directors (the "Board") have established multiple classes of shares of the various funds of the Issuers, including an Advisor Class of shares; and

         WHEREAS, the Board desires to authorize the funds identified in SCHEDULE A (the "Funds") to bear expenses of shareholder services and distribution of certain of their shares by adopting this Master Distribution and Shareholder Services Plan pursuant to Rule 12b-1 under the 1940 Act with respect to the Advisor Class shares of each of the Funds; and

         WHEREAS, INVESTORS RESEARCH CORPORATION ("IRC") is the registered investment adviser to the Issuers; and

         WHEREAS, the Issuers have entered into a Distribution Agreement (the "Distribution Agreement") with TWENTIETH CENTURY SECURITIES, INC. (the "Distributor") pursuant to which Distributor serves as distributor of the various classes of the Funds, including the Advisor Class.

         NOW, THEREFORE, the Issuers hereby adopt, on behalf of the Funds, this Plan, in accordance with Rule 12b-1 under the 1940 Act on the following terms and conditions:


Section 1.        Distribution Fees

a. Distribution Fee. For purposes of paying costs and expenses incurred in providing the services set forth in Section 2 below, the Funds shall pay IRC, as paying agent for the Funds, a fee equal to 25 basis points (0.25%) per annum of the average daily net assets of the shares of the Funds' Advisor Class of shares (the "Distribution Fee").

b. Shareholder Services Fee. For purposes of paying costs and expenses incurred in providing the services set forth in Section 3 below, the Funds shall pay IRC, as paying agent for the Funds, a fee equal to 25 basis points (0.25%) per annum of the average daily net assets of the shares of the Funds' Advisor Class of shares (the "Shareholder Services Fee").

c. Applicability to Additional and Future Funds. If any of the Issuers desire to add additional, currently-existing funds to the Plan or establish additional funds in the future, and the applicability of the Plan with respect to such existing or new funds is approved in the manner set forth in Section 4 of this Plan, as well as by the then-sole shareholder of the Advisor Class shares of such new funds (to the extent shareholder approval of new funds is required by then-current 1940 Act Rules), this Plan may be amended to provide that such new funds will become subject to this Plan and will pay the Distribution Fee and the Shareholder Services Fee set forth in Sections 1(a) and 1(b) above, unless the Board specifies otherwise. After the adoption of this Plan by the Board with respect to the Advisor Class of shares of the existing or new funds, the term "Funds" under this Plan shall thereafter be deemed to include the existing or new funds.

d. Calculation and Assessment. Distribution Fees and the Shareholder Services Fees under this Plan will be calculated and accrued daily by each Fund and paid monthly to IRC or at such other intervals as the Issuers and IRC may agree.



Section 2.        Distribution Services

a. The amount set forth in Section 1(a) of this Plan shall be paid for services in connection with any activities undertaken or expenses incurred by the Distributor or its affiliates primarily intended to result in the sale of Advisor Class shares of the Funds, which services may include but are not limited to, (A) the payment of sales commission, ongoing commissions and other payments to brokers, dealers, financial institutions or others who sell Advisor Class shares pursuant to Selling Agreements; (B) compensation to registered representatives or other employees of Distributor who engage in or support distribution of the Funds' Advisor Class shares; (C) compensation to, and expenses (including overhead and telephone expenses) of, Distributor; (D) the printing of prospectuses, statements of additional information and reports for other than existing shareholders; (E) the preparation, printing and distribution of sales literature and advertising materials provided to the Funds' shareholders and prospective shareholders; (F) receiving and answering correspondence from prospective shareholders, including distributing prospectuses, statements of additional information, and shareholder reports; (G) the providing of facilities to answer questions from prospective investors about Fund shares; (H) complying with federal and state securities laws pertaining to the sale of Fund shares; (I) assisting investors in completing application forms and selecting dividend and other account options; (J) the providing of other reasonable assistance in connection with the distribution of Fund shares; (K) the organizing and conducting of sales seminars and payments in the form of transactional compensation or promotional incentives; (L) profit on the foregoing; (M) the payment of "service fees", as contemplated by the Rules of Fair Practice of the National Association of Securities Dealers, Inc. ("NASD") and (N) such other distribution and services activities as the Issuers determine may be paid for by the Issuers pursuant to the terms of this Plan and in accordance with Rule 12b-1 of the 1940 Act.

b. For purposes of the Plan, "service fees" shall mean payments in connection with the provision of personal, continuing services to investors in each Fund and/or the maintenance of shareholder accounts, excluding (i) transfer agent and subtransfer agent services for beneficial owners of a Fund's Advisor Class shares, (ii) aggregating and processing purchase and redemption orders, (iii) providing beneficial owners with account statements, processing dividend payments, (iv) providing subaccounting services for Advisor Class shares held beneficially, (v) forwarding shareholder communications to beneficial owners, and (vi) receiving, tabulating and transmitting proxies executed by beneficial owners; provided, however, that if the NASD adopts a definition of "service fees" for purposes of Section 26(d) of the Rules of Fair Practice of the NASD (or any successor to such rule) that differs from the definition of "service activities" hereunder, or if the NASD adopts a related definition intended to define the same concept, the definition of "service fees" in this Section shall be automatically amended, without further action of the parties, to conform to such NASD definition. Overhead and other expenses of Distributor related to its service activities, including telephone and other communications expenses, may be included in the information regarding amounts expended for such activities.



Section 3.        Shareholder Services Defined

As manager of the Funds' Advisor Class of shares, IRC may cause one of its affiliates to provide shareholder and administrative services to the shareholders of the Advisor Class shares of the Funds ("Shareholder Services") or it may engage third parties to do so. The payments authorized by this Plan are intended to reimburse IRC for expenses incurred by it or its affiliates as a result of these arrangements. Such Shareholder Services and related expenses may include, but are not limited to, (A) receiving, aggregating and processing purchase, exchange and redemption requests from beneficial owners (including contract owners of insurance products that utilize the Funds as underlying investment media) of Advisor Class shares and placing purchase, exchange and redemption orders with the Funds' transfer agent; (B) providing shareholders with a service that invests the assets of their accounts in shares pursuant to specific or pre-authorized instructions; (C) processing dividend payments from a Fund on behalf of shareholders and assisting shareholders in changing dividend options, account designations and addresses; (D) providing and maintaining elective services such as check writing and wire transfer services; (E) acting as sole shareholder of record and nominee for beneficial owners; (F) maintaining account records for shareholders and/or other beneficial owners; (G) issuing confirmations of transactions; (H) providing subaccounting with respect to shares beneficially owned by customers of third parties or providing the information to a Fund as necessary for such subaccounting; (I) creating and forwarding shareholder communications from the Funds (such as proxies, shareholder reports, annual and semi-annual financial statements and dividend, distribution and tax notices) to shareholders and/or other beneficial owners; and (J) providing other similar administrative and sub-transfer agency services. Shareholder Services do not include those activities and expenses that are primarily intended to result in the sale of additional shares of the Advisor Class of the Funds.



Section 4.        Effectiveness

Upon receipt of approval by vote of both (a) the Board of Directors of the Issuers, and (b) the Independent Directors, this Plan shall become effective as of September 3, 1996.


Section 5.        Term

This Plan will continue in effect until September 3, 1997, and will continue thereafter in full force and effect for successive periods of up to one year, provided that each such continuance is approved in the manner provided in
Section 4.


Section 6.        Reporting Requirements

IRC shall administer this Plan in accordance with Rule 12b-1 of the 1940 Act. IRC will provide to each Issuer's Board, and the Independent Directors will review and approve, in exercise of their fiduciary duties, at least quarterly, a written report of the amounts expended with respect to the Advisor Class shares of each Fund by IRC under this Plan and such other information as may be required by the 1940 Act and Rule 12b-1 thereunder.


Section 7.        Termination

This Plan may be terminated without penalty at any time with respect to the Advisor Class shares of any Fund by vote of the Board of the Issuer of which the Fund is a series, by votes of a majority of the Independent Directors, or by vote of a majority of the outstanding voting Advisor Class shares of that Fund. Termination of the Plan with respect to the Advisor Class shares of one Fund will not affect the continued effectiveness of this Plan with respect to the Advisor Class shares of any other Fund.


Section 8.        Amendments to this Plan

This Plan may not be amended to increase materially the amount of compensation a Fund is authorized to pay under Section 1 hereof unless such amendment is approved in the manner provided for initial approval in Section 4 hereof, and such amendment is further approved by a majority of the outstanding voting securities of the Advisor Class shares of the Fund, and no other material amendment to the Plan will be made unless approved in the manner provided for approval and annual renewal in Section 5 hereof.


Section 9.        Recordkeeping

The Issuers will preserve copies of this Plan (including any amendments thereto) and any related agreements and all reports made pursuant to Section 6 hereof for a period of not less than six years from the date of this Plan, the first two years in an easily accessible place.



         IN WITNESS WHEREOF, the Issuers have executed this Plan as of September 3, 1996.

                                      TWENTIETH CENTURY CAPITAL PORTFOLIOS, INC.
                                      TWENTIETH CENTURY INVESTORS, INC.
                                      TWENTIETH CENTURY STRATEGIC ASSET
                                           ALLOCATIONS, INC.
Attest:                               TWENTIETH CENTURY WORLD INVESTORS, INC.


By:/s/Patrick A. Looby                By:/s/William M. Lyons
     Patrick A. Looby                      William M. Lyons
     Assistant Secretary                   Executive Vice President

                                   SCHEDULE A

                      Series Offering Advisor Class Shares

Series                                                                                Date Plan Adopted
------                                                                                -----------------
TWENTIETH CENTURY CAPITAL PORTFOLIOS, INC.
0     Twentieth Century Equity Income                                                 September 3, 1996
0     Twentieth Century Value                                                         September 3, 1996

TWENTIETH CENTURY INVESTORS, INC.
0     Balanced Investors                                                              September 3, 1996
0     Cash Reserve                                                                    September 3, 1996
0     Growth Investors                                                                September 3, 1996
0     Heritage Investors                                                              September 3, 1996
0     Intermediate-Term Bond                                                          September 3, 1996
0     Limited-Term Bond                                                               September 3, 1996
0     Long-Term Bond                                                                  September 3, 1996
0     Select Investors                                                                September 3, 1996
0     U.S. Governments Intermediate-Term                                              September 3, 1996
0     U.S. Governments Short-Term                                                     September 3, 1996
0     Ultra Investors                                                                 September 3, 1996
0     Vista Investors                                                                 September 3, 1996

TWENTIETH CENTURY STRATEGIC ASSET ALLOCATIONS, INC.
0     Strategic Allocation: Aggressive                                                September 3, 1996
0     Strategic Allocation: Conservative                                              September 3, 1996
0     Strategic Allocation: Moderate                                                  September 3, 1996

TWENTIETH CENTURY WORLD INVESTORS, INC.
      Twentieth Century International Discovery Fund                                  September 3, 1996
      Twentieth Century International Equity                                          September 3, 1996
      Twentieth Century Emerging Markets Fund                                         September 3, 1996